Development Work Agreement
0076-10-DWA-120459

PT XL Axiata Tbk.

and

Motricity, Inc.
18 May, 2010

Date: 18 May 2010

Parties

1	PT XL Axiata Tbk. of Jl. Mega Kuningan Lot. E4-7 No. 1, Kawasan Mega Kuningan, Jakarta 12950 – Indonesia (XL)

2	Motricity, Inc., with offices at 601 108th Ave. NE, Suite 800, Bellevue, Washington 98004 USA (Supplier)
(together referred to as Parties and each one as a Party)
Recitals

1
XL and Motricity Pte Ltd. have entered into a System Supply, Integration and Managed Services Agreement, and XL and mCore International. Inc. have entered into a Software Licence and Maintenance Agreement, which together provide for the supply of the System (as defined in the Dictionary at Schedule 1) and the Services (as defined in the Dictionary at Schedule 1) for the installation, integration, support and management of the System.

2
XL wishes to procure from the Supplier, and the Supplier has agreed to supply, the Development Work and the Deliverables (each as defined in the Dictionary at Schedule 1) on the terms and conditions contained in this agreement, to support the supply of the System and Services.

The Parties agree
In consideration of, among other things, the mutual promises contained in this agreement:

1	Defined terms and interpretation

1.1	Definitions in the Dictionary

(a)	A term or expression starting with a capital letter which is defined in the Dictionary in Schedule 1 (Dictionary), has the meaning given to it in the Dictionary.

(b)
Where a term or expression in this agreement is defined by reference to a definition in the SSIA, the Parties agree that the relevant definition from the SSIA is incorporated into this agreement by this reference. For the avoidance of doubt, reference to the “Supplier” in those provisions shall be deemed in connection with this agreement to be reference to Motricity, Inc.

1.2	Interpretation
The interpretation clause in Schedule 1 (Dictionary) sets out rules of interpretation for this agreement.

2	Duration
This agreement commences on the Commencement Date and (subject to earlier termination) will continue until completion of the Development Work (including assignment or license and delivery of the Deliverables) in accordance with the Project Plan.

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3	Order of precedence
In the event of a conflict between:

(a)	this agreement and the Schedules or the Project Documents, the Schedules or the Project Documents will prevail;

(b)	this agreement and Incoterms 2000, and P.O. General terms, this agreement will prevail; and

(c)	this agreement and the SSIA or LA, the SSIA and LA will prevail.

4	Appointment and supply

4.1	Appointment and supply

(a)
XL appoints the Supplier to perform, and the Supplier agrees to perform, the Development Work and supply the Deliverables in accordance with this agreement, including Schedule 3, the Specifications, the Requirements Specifications and the Project Documents.

(b)	All Development Work will be performed in the United States.

(c)	The Supplier must, in accordance with the Project Plan and this agreement:

(i)
carry out the Development Work and supply the Deliverables so as to ensure the Deliverables operate in conjunction with and as part of the System and in conjunction with the XL Systems and at all times in accordance with the Specifications;

(ii)
in the event of any compatibility or interfacing problems or incidents in relation to the System, modify or replace (at its cost) as soon as possible the relevant item or items of the Deliverables (as applicable) to ensure the Deliverables will comply with the Specifications and otherwise operate in a manner compatible with and as a component of the System and in a manner compatible with the XL Systems;

(iii)	perform any other relevant tasks set out in the Project Documents and the Specifications; and

(iv)	perform all Development Work and any other activities or tasks reasonably incidental to or directly connected with the obligations of the Supplier under this agreement.

(d)	Without limiting any other obligation imposed on the Supplier under this agreement, the Supplier must:

(i)	supply the Deliverables, and perform the Development Work and its other obligations under this agreement, in a timely, diligent and competent manner, and with all due skill and care;

(ii)	provide, manage and maintain sufficient resources, including human resources, equipment and facilities, to enable it to fulfil its obligations under this agreement;

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(iii)	not adversely interfere with XL’s business;

(iv)	comply with all reasonable directions given by XL from time to time in connection with the Deliverables and Development Work;

(v)
allow representatives of XL to inspect the Deliverables and the Development Work carried out or being carried out by the Supplier, subject to compliance with such reasonable security and confidentiality requirements of the Supplier, as have been notified by the Supplier to XL; and

(vi)	provide such other services as are necessary for, or reasonably incidental or collateral to, the performance of its obligations under this agreement.

(e)
The Parties acknowledge and agree that (i) the Deliverables are a core component of the System and (ii) the Development Work is a core component of the Services which are each to be supplied by Motricity Pte Ltd. under the SSIA. Accordingly the Supplier agrees to do all things necessary to undertake the Development Work and supply and deliver the Deliverables to enable Motricity Pte Ltd. to comply with the timescales for delivery, installation, integration and acceptance testing of the System and performance of the Services as set out in the SSIA.

4.2	Delivery and acceptance

(a)
The Supplier must deliver the Deliverables duty paid (DDP) (as defined in the Incoterms 2000) no later than the delivery date set out in the Project Plan and during normal working hours to the Delivery Address. The Supplier must ensure that all components of the Deliverables are clearly identified and packaged so as to reach the Delivery Address in an undamaged condition.

(b)
The Parties acknowledge that the Deliverables will be subject to acceptance testing as part of the System under the terms of the SSIA. To the extent that the Deliverables are found during such acceptance testing not to comply with the Specifications or other requirements of this agreement then the Supplier agrees to work with Motricity Pte Ltd. at no additional cost to remedy such non-compliance in accordance with the acceptance testing procedures set out in the SSIA. If the System is rejected under the SSIA then the Parties agree that the Deliverables shall also be deemed rejected and, in addition to any other rights which XL may have under this agreement or the SSIA, the Supplier must immediately refund the Price which XL has paid for the Deliverables.

4.3	Cooperative Effort

(a)
The Supplier will cooperate with XL and any of XL’s other vendors (including Motricity Pte Ltd. and mCore International, Inc.) to identify and, as applicable, resolve issues or problems of such vendors or the vendors' proposed solutions for the Deliverables, Development Work, System and/or Services.

(b)	Such cooperation will include the Supplier providing its expertise, information, documentation, components and interfaces as XL may require to resolve any issues and problems XL may face.

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4.4	Exclusivity

(a)
The Supplier must not, and must ensure that any member of the Supplier Group does not, enter into an agreement under which a service similar to the Development Work will be launched or otherwise made commercially available to the public in Indonesia ***.

(b)
For the purposes of the interpretation and application of clause 4.4(a), the definition of “Control” as it relates to the Supplier Group will be amended by inserting “by contract or otherwise” at the end of the definition of “Control”.

4.5	XL obligations
Subject to the Supplier’s compliance with the terms and conditions of this agreement and XL’s IT and data security and other policies applicable to its contractors accessing its systems, data and proprietary rights, XL hereby grants the Supplier during the term of this agreement access to and use of the XL Systems, the XL Data (excluding any financial data), the XL Materials and XL Third Party Content for the sole purpose of performing its obligations under this agreement.

5	Price, invoice and payment

5.1	Price

(a)
The Supplier must perform the Development Work and supply the Deliverables for the Price as set out in Schedule 4. The Price set out in Schedule 4 constitutes the only amounts payable by XL for the Development Work and Deliverables supplied in accordance with this agreement.

(b)
The Price is the price for delivery of the Development Work and Deliverables in accordance with the Specifications, and no additional charges will be incurred by Deliverables or Development Work. XL for Development Work or Deliverables not already specified in this agreement and which are required for the Development Work and Deliverables to meet the Specifications and otherwise this agreement and the SSIA.

(c)	Except as otherwise provided in Schedule 4, no additional Third Party licence or other fees will be payable by XL to the Supplier in respect of any component of the Deliverables or Development Work.

5.2	Invoicing and Payment Terms
The Parties shall comply with the invoicing and payment terms set out in Schedule 4.

5.3	Set off
XL may deduct from monies otherwise due to the Supplier, any amount due from the Supplier to XL in connection with this agreement and will issue a debit note to the Supplier with respect to such monies.
*** This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the SEC.

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5.4	Late Billing
XL is not liable to pay the Supplier, and the Supplier must not invoice XL for, any amount in respect of any items or services provided under this agreement, where the invoice for such items or services is received by XL more than 3 months after the last date on which such amount should have been invoiced in accordance with clause 5.2 unless the Supplier notifies XL within the 3 month period that an invoice will be delayed. If the Supplier has reasonable and valid reasons for such delay, then the 3 month period specified in this clause 5.4 may be extended by XL, at its sole discretion.

6	Taxes

6.1	Indonesian taxes

(a)
All Prices shall include withholding taxes and exclude VAT (being VAT applicable in the Republic of Indonesia).  Any VAT payable in respect of any of those amounts, which is payable by XL on a self assessment basis, will be paid by XL.

6.2	Withholding taxes
This agreement is inclusive of withholding tax. Referring to the Tax Treaty Agreement between Indonesia and USA and to get minimum withholding tax rate deduction, the Supplier should fulfil the administrative requirement as follows:

(a)
Based on the Indonesian Tax Regulation No. 61/2009, dated 1 January 2010, the standard Certificate of Domicile (COD) form must use Form DGT-1, consists of 2 (two) pages. Page 1 should be completed by the Supplier and certified by the competent tax authority where the Supplier resides and valid for 12 months providing the name and address of the Supplier does not change during the entire 12 months.

(b)    Page 2 should be completed by the Supplier and to be obtained for each invoice.

(c)	In case the Supplier is unable to satisfy the administrative requirements, the withholding tax rate is 20%.

(d)
Upon request of the Supplier XL will, as soon as reasonably possible, deliver the withholding tax slip or such other documents as the Supplier may reasonably request to enable the Supplier to obtain a tax credit in respect of the withholding tax paid by XL.

7	Warranties

7.1	General Warranties

(a)	The Supplier represents and warrants to XL that:

(i)	the execution of this agreement has been properly authorised;

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(ii)	it is entitled to enter into this agreement and perform its obligations under this agreement;

(iii)	it has full corporate power to execute, deliver and perform its obligations under this agreement;

(iv)	this agreement constitutes a legal, valid and binding obligation on it enforceable in accordance with its terms by appropriate legal remedy;

(v)	this agreement does not conflict with or result in a breach or default under any provision of its constitution or any provision of any Law to which it is subject;

(vi)	to its knowledge there are no actions, claims, proceedings or investigations pending or threatened against it, or by it, which may have a material effect on the subject matter of this agreement;

(vii)	it has all licences, authorisations, consents, approvals and permits required by applicable Laws in order to perform its obligations under this agreement; and

(viii)	it will not represent that it is authorised to act on behalf of XL, except where previously expressly authorised to do so in writing by XL.

7.2	Deliverables Warranties

(a)	The Supplier undertakes, warrants and represents to XL that:

(i)	the Deliverables will conform to the Specifications and this agreement and be suitable for installation as part of the System at the Sites;

(ii)
the Deliverables will operate in conjunction with the XL Systems and the System and will conform to and in compliance with the Specifications, including by having the features, functionality and performance specified therein and this agreement and the SSIA;

(iii)	it has reviewed or will have reviewed by the date (if any) specified in the Project Plan the XL Systems for compatibility with the Deliverables;

(iv)	the Deliverables will operate in compliance with all applicable Laws and XL Regulatory Obligations;

(v)	the Deliverables will be free from all viruses and malicious code, howsoever inserted or arising, and all disabling programs and devices;

(vi)
any Source Code for the Deliverables provided to XL, or released to XL pursuant to any Escrow Agreement, will be sufficient to enable XL and its Personnel to Use, modify and develop, and correct faults in, the version of Deliverables in Use by XL on the date such Deliverables are provided or released;

(vii)	the Deliverables will not detrimentally affect the operation or capacity of the XL Systems or any of XL’s networks or information technology or business systems; and

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(viii)
the Deliverables will be and will remain compatible and interoperable with the System and the XL Systems and the Supplier will use all commercially reasonable efforts to maintain Deliverables compatibility and interoperability with changes to the System and the XL Systems which will be at no additional cost unless any additional components or software required for such compatibility or interoperability with the XL Systems require additional development beyond the Standard Interface, in which case the Supplier will provide a Change Request to XL.

(b)
Without limiting any of the Supplier’s other obligations under this agreement, the Supplier must ensure that XL obtains the benefit of any warranties provided by any Third Party manufacturer or supplier of the Deliverables.

7.3	Development Work Warranties

(a)	The Supplier undertakes, warrants and represents to XL that the Development Work will be:

(i)
performed in a diligent and timely fashion, in accordance with the Specifications and best industry practice, in compliance with any applicable Laws and XL Regulatory Obligations and in a professional and workmanlike manner;

(ii)	performed by adequate numbers of appropriately qualified and trained personnel, with due care and diligence;

(iii)	free from defects as regards their performance;

(iv)	without any loss or corruption of any XL Data;

(v)	provided in such a manner so as not to detrimentally affect the operation or capacity of the XL Systems or any of XL’s networks or information technology or business systems; and

(vi)
will remain consistent, compatible and interoperable with the services to be provided by mCore International, Inc. under the LA and Motricity Pte Ltd. under the SSIA and the Supplier will use commercially reasonable efforts to maintain such consistency, compatibility and interoperability with changes to such services.

7.4	Intellectual Property Rights

(a)	The Supplier represents and warrants that:

(i)	the Deliverables;

(ii)	the Development Work and/or use of the Development Work;

(iii)	the performance of the Supplier's obligations under this agreement; and

(iv)	Use, receipt, modification and/or development of the Deliverables in accordance with, or as permitted by, this agreement, will not infringe the Intellectual Property Rights of any person.

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(b)
The Supplier represents and warrants that it has all authorisations from other members of the Supplier’s Group and any other Third Party it requires to grant the licence(s) granted, and assign the Intellectual Property Rights assigned, under clause 9.

7.5	Breach of Warranty
Without prejudice to any other remedies available to XL, if a breach of any of the Warranties occurs then, if requested by XL, the Supplier must at its own risk and cost:

(a)
in relation to the Deliverables, perform the Warranty Services and promptly repair, replace, upgrade or improve the Deliverables so that it complies with the Warranties, the Specifications and this agreement; and

(b)	in relation to the Development Work, promptly re-perform the Development Work in compliance with the Warranties, the Specifications and this agreement.

7.6	Representations or warranties by XL
The Supplier represents and warrants that no representations or warranties were made or given to it by XL or any other person in relation to this agreement.

7.7	Disclaimer.
TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAW, THE WARRANTIES SET FORTH IN THIS CLAUSE 7 AND ELSEWHERE IN THIS AGREEMENT OR THE LA OR SSIA ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER IMPLIED, STATUTORY OR OTHERWISE.

8	Quality assurance and disaster recovery

(a)
The Supplier must implement, and maintain throughout the term of this agreement, appropriate and effective disaster recovery procedures to protect its work and all and any part of the Development Work within its or any of the Supplier Group’s control, including appropriate back-up procedures and facilities to ensure the Supplier’s performance of this agreement continues with minimal interruption and in accordance with the service levels specified in the Supplier’s disaster recovery procedures if a disaster occurs at any of the Supplier’s locations (Disaster Recovery Procedures). *** The Supplier will within 5 Business Days of the Commencement Date provide XL with a copy of its Disaster Recovery Procedures and will promptly provide the Supplier will all updates and changes to those procedures from time to time.

(b)
The Supplier must, on request, provide XL with a copy of the Disaster Recovery Procedures, and must promptly make any changes to the Disaster Recovery Procedures that are reasonably required by XL, and must test the Disaster Recovery Procedures no less than once a year in the presence of XL or its Personnel.

***This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the SEC.

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(c)	For the avoidance of doubt, the Parties acknowledge and agree that a disaster at a single Supplier location does not constitute a Force Majeure Event.

9	Intellectual property

9.1	Assignment of Intellectual Property Rights

(a)	The Parties agree that:

(i)	the Supplier shall either assign or license to mCore International, Inc. all Intellectual Property Rights in the Deliverables and shall provide evidence to XL of such assignment or licence; and

(ii)	once licensed or assigned under clause 9.1(a)(i), mCore International, Inc. will license the Deliverables to XL under the LA.
For the avoidance of doubt, the Supplier shall bear all costs and taxes in connection with the license/assignment referred to in clause 9.1(a)(i).

(b)
If the Supplier licenses the Deliverables to mCore International, Inc. under clause 9.1(a)(i), the Supplier agrees that it will not use the visual design portion of the Deliverables for, or supply the visual design portion of the Deliverables or the Intellectual Property Rights underlying the visual design portion of the Deliverables, to any of the Supplier’s or the Supplier Group’s customers or otherwise commercialise the visual design portion of the Deliverables (including incorporating the visual design portion of the Deliverables into the Supplier’s products) without the prior written consent of XL.

9.2	Escrow
The Parties acknowledge and agree that the XL Specific Software forming part of the Deliverables will be subject to the Escrow Agreement arrangements set out in clause 10.5 of the LA.

9.3
All Intellectual Property Rights in the Requirements Specification and any other material, documents and/or information provided by or on behalf of XL under this agreement will remain vested in XL and the Supplier must return to XL any such material, document and/or information in its possession or control at XL’s written request or upon expiry or termination of this agreement.

9.4
Subject to the terms and conditions of this agreement and solely for the purpose of the Supplier’s provision of the Development Work, XL hereby grants to the Supplier during the performance of the Development Work a nonexclusive, non-transferable, revocable, royalty-free licence to:

(a)	use and reproduce the XL Materials and the XL Third Party Content, with prior written related Third Party consent; and

(b)	use the Deliverables.

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The Supplier must return the same to XL at XL’s written request or upon expiry or termination of this agreement. The Supplier will not remove, obscure, or alter any legal notice, including notice of Intellectual Property Rights, present on or in the XL Materials or XL Third Party Content.

10	Issued Property

(a)	Issued Property will remain the property of XL and will be used only for the purposes of this agreement.

(b)	The Supplier will at its own expense be responsible for the safe custody of Issued Property.

11	Confidentiality
The Parties agree to comply with the obligations of confidentiality set forth in clause 23 of the SSIA and the definition of “Confidential Information” set out in schedule 1 to the SSIA, which terms are incorporated into this agreement by this reference. For the avoidance of doubt, reference to the “Supplier” in those provisions shall be deemed in connection with this agreement to be reference to Motricity, Inc.

12	Data Protection

12.1	Ownership and use of XL Data
The XL Data and all Intellectual Property Rights in the XL Data are and will remain the property of XL. The Supplier must only use the XL Data strictly as is necessary for performance of the Development Work solely for XL, but the Supplier may not use any XL Data that comprises financial information. The Supplier must not, and must ensure that Supplier Personnel do not:

(a)	use XL Data for any purpose other than directly in relation to the supply of the Development Work;

(b)	purport to sell, let for hire, assign rights in or otherwise dispose of any XL Data;

(c)	make any XL Data available to any other person, and the Supplier must keep XL Data physically and logically separate to data processed on behalf of any other Third Party or for itself;

(d)	make any XL Data available to any other Third Party other than a permitted subcontractor and then only:

(i)	to the extent necessary to enable the subcontractor to perform its part of the Development Work; and

(ii)	where XL’s prior written consent to the provision of the XL Data to the relevant subcontractor has been obtained; or

(e)	commercially exploit XL Data, and the Supplier must ensure that none of the Supplier Personnel commercially exploits the XL Data.

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12.2	General access and security
The Supplier must:

(a)	comply with all of XL’s data security requirements and policies as provided to the Supplier in writing from time to time together with all applicable Laws (including data privacy Laws);

(b)
to the extent that XL Data is in the control of the Supplier, prohibit and prevent any person who does not have the appropriate level of security clearance from gaining access to XL Data that is in the possession of the Supplier and all the Supplier Personnel, including by ensuring there are suitable access controls and security procedures at any facility where XL Data is present (and whether the facility is owned or operated by the Supplier or any permitted subcontractor); and

(c)
notify XL immediately and comply with all directions of XL if the Supplier becomes aware of any contravention of this clause 12 (provided that nothing in this clause 12 limits XL’s rights in relation to any such non-compliance).

12.3	Advice on better procedures
The Supplier must regularly advise XL of other practices, procedures and safeguards with respect to security where those practices, procedures and safeguards are of a higher standard than those contemplated in this agreement.

13	Termination

13.1	Termination by XL
XL may terminate this agreement (in whole or in part) without incurring liability to the Supplier:

(a)	subject to clause 13.4(a), on not less than 90 days prior written notice to the Supplier for any reason, such notice not to take effect earlier than 30 days after Final Acceptance of Release 1;

(b)	if a Change In Control of the Supplier occurs that results in the Supplier or any of the Supplier Group being controlled by:

(i)	a competitor of XL or the competitor’s parent company or its subsidiary company; or

(ii)	a company who conducts illegal business activities according to Indonesian laws and regulations, by giving written notice effective immediately;

(c)	if any Force Majeure Event affecting either Party continues for a period of not less than 30 days, by giving written notice effective immediately; or

(d)	if the SSIA is terminated in accordance with its terms.

13.2	Termination by either Party
Either Party may terminate this agreement (in whole or in part) by giving written notice if:

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(a)
the other Party is in material breach of this agreement, provided if the breach is capable of remedy, the other Party must give written notice of such breach and a period of 30 calendar days from the said notice to remedy such breach; or

(b)	an Insolvency Event occurs in relation to the other Party.

13.3	Other Rights of termination
Nothing in this clause 13 limits any other express right of termination set out in this agreement. The Parties agree to waive any rights that any Party may have pursuant to the provisions of Article 1266 of the Indonesian Civil Code, to the extent that prior judicial approval is required for cancellation of this agreement or early termination of this agreement.

13.4	Consequences of termination

(a)	Termination Fees. If XL terminates for its convenience under clause 13.1(a), it shall pay the Supplier a termination fee as set forth in clause 14.4 of the LA.

(b)	On expiry or termination of this agreement:

(i)	except for termination by the Supplier due to XL’s breach, the Supplier must immediately refund any amount paid for any unused period of the Development Work and the Deliverables on a pro rata basis;

(ii)
each Party must promptly return, and must ensure that its Personnel promptly return, any Confidential Information of the other Party in its possession, custody or control, provided that nothing in this clause shall require XL to return the Deliverables so long as they are still licensed to XL under the LA;

(iii)	the Supplier must promptly return to XL any Issued Property (other than the Software), XL Materials, XL Third Party Content and XL Data in its possession, custody or control; and

(iv)	the Supplier shall co-operate with XL in the migration of the Development Work back to XL or to any replacement supplier in accordance with the Exit Plan.

(c)
Termination of this agreement will not affect any accrued rights or liabilities of either Party or any provision of this agreement which is expressly or by implication intended to come into or continue in force on or after such termination.

(d)
Clauses 3, 5.3, 5.4, 6, 7, 8, 9.2, 9.3, 9.4, 11 to 13 (inclusive), 16 to 22 (inclusive), 26.1, 26.2, 26.3, 26.4, 26.5 and 27 and any other obligations which are expressed to, or by their nature, survive expiry or termination of this agreement, will survive expiry or termination of this agreement and are enforceable at any time at law or in equity.

(e)	The provisions of this agreement survive expiry or termination of this agreement to the extent necessary to give effect to clause 13.4(c).

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14	Sub-contracting/Assignment

14.1	Subcontracting by Supplier

(a)
The Supplier must not subcontract any of its obligations under this agreement without XL’s prior written consent. For the avoidance of doubt, the appointment of the subcontractor(s) listed in Schedule 2 is subject to the separate prior written consent of XL in accordance with this clause and their inclusion in Schedule 2 shall not be deemed to be consent by XL.

(b)	XL’s consent may be subject to any conditions which XL in its reasonable discretion imposes.

(c)	Any consent by XL to subcontract any of the Supplier’s obligations under this agreement does not relieve the Supplier from any of its liabilities or obligations under this agreement.

(d)
Despite consent by XL to subcontract, the Supplier is liable for any act or omission, default or negligence of any subcontractor or any employee or agent of the subcontractor as if it were the act, omission, default or negligence of the Supplier.

14.2	Assignment and novation

(a)	XL may at any time and with the prior written consent of the Supplier:

(i)	Assign, novate, subcontract or otherwise transfer all or any part of its rights or liabilities under this agreement to any person; or

(ii)	novate, sublicense or otherwise transfer all or any part of its rights or liabilities under this agreement to:

(A)
any person which, on the Commencement Date or the date on which such novation, sublicence or transfer is effective, is a member of the XL Group (even if such person ceases to be a member of the XL Group at a later date for the purpose of providing services to XL);

(B)	any contractor, agent or Third Party service provider of XL for the purpose of providing services to XL; or

(C)	the purchaser of any business or assets of the XL Group in connection with which the Development Work and/or Deliverables are used by XL, such consent not to be unreasonably withheld or delayed or to be subject to the payment of any fee.

(b)	The Supplier must execute any document reasonably required by XL to give effect to any assignment, subcontracting, novation, sublicence or other transfer contemplated by clause 14.2(a).

(c)
Save as provided in clause 9.1(a)(i), the Supplier must not assign, novate, sublicense or otherwise transfer its rights under this agreement without XL’s prior written consent except to another member of the Supplier Group that is providing Services to XL.

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15	Change Request Procedure

(a)
XL may at any time request a Change. If the Supplier receives a written request for a Change, or if the Supplier wishes to, at any time, recommend a Change, it must submit to XL a Change Request in a format required by XL from time to time. If in response to XL’s written request, the CR must be submitted within 5 Business Days of such request, or as otherwise agreed.

(b)
The Supplier may only propose an increase in Price as a result of a proposed Change if the proposed Change requires increased Supplier resources. Any increase in the Price proposed by the Supplier in any CR must be reasonable and priced using the time and material rates set out in schedule 8 of the SSIA.

(c)
Upon receipt of a CR, XL may evaluate, discuss and negotiate the CR with the Supplier and, before the date the CR expires, may accept the CR (including as modified by agreement between the Parties during negotiation), in which case both Parties will sign the accepted CR to indicate their agreement and the subject matter of the Deliverables and/or Development Work (including the Price and/or the Specifications, as the case may be) will be varied as set out in the accepted CR.

(d)
Neither Party shall unreasonably withhold its agreement to any CR, provided that XL shall not be obliged to agree to any Change increasing the Price, or requiring XL to incur any material expenditure, disruption or interference.

(e)
If the Parties do not reach an agreement on any CR, in accordance with clauses 15(a) to 15(d), due to the Change increasing the Price, XL may temporarily set the value of the Change to the reasonable value determined by XL using the time and material rates set out in schedule 8 of the SSIA, subject to a final determination through the Dispute resolution procedures set out in clause 17.

(f)
Despite any other provision of this agreement, any work undertaken by the Supplier, its sub-contractors or agents which has not been authorised in advance of a Change in accordance with this clause shall be undertaken entirely at the risk, expense and liability of the Supplier.

16	Notices

(a)
Any notice, direction or other communication given under this agreement must be in writing and may be given by hand, recognized international courier, or facsimile to the Party’s address for service of notices set out in items 3 and 4 of Schedule 2 (as the case may be).

(b)	A notice, direction or other communication is taken to have been received:

(i)	if delivered by hand to the receiver, at the time of delivery;

(ii)	if sent by courier, upon confirmed delivery;

(iii)
if given by facsimile, on receipt by the sender of a confirmation message from the receiver or confirmation answerback code of the receiver, except where the receiver notifies the sender of an incomplete transmission.

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17	Dispute resolution

17.1	Dispute Procedures
If a Dispute under this agreement arises:

(a)	the Party claiming that a Dispute has arisen must give notice to the other Party indicating the nature of the Dispute (Notice of Dispute);

(b)
within 5 Business Days of receipt of the Notice of Dispute, a senior representative of each Party must meet and attempt to resolve the Dispute within 10 Business Days of receipt of the Notice of Dispute;

(c)
if the Parties fail to resolve the Dispute within 10 Business Days of the receipt of the Notice of Dispute, the chief information technology officer of each Party (or his or her nominee) must meet and attempt to resolve the Dispute within 15 Business Days of receipt of the Notice of Dispute;

(d)	if the Parties fail to resolve the Dispute within 15 Business Days of receipt of the Notice of Dispute, the Parties may seek arbitration under clause 17.5 to resolve the Dispute.

17.2	Communications without prejudice
Communications between the Parties during the process set out in clause 17.1, whether oral or in writing, will be confidential and will not be admissible as evidence in any legal process unless in writing and signed by both Parties.

17.3	Continued performance of the agreement
Despite the existence of a Dispute, the Parties must continue to perform their respective obligations under the agreement except where there is a non-payment event by XL for a period more than 60 days the Supplier shall, unless the non-payment is due to a Dispute to which the non-payment relates, have a right to suspend the Development Work until such non-payment is remedied.

17.4	Urgent relief
Nothing in this clause 17 prevents a Party issuing proceedings where the only relief sought is urgent injunctive or urgent declaratory relief.

17.5	Arbitration
Any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or invalidity of this agreement, shall be resolved by binding arbitration in Singapore. The following apply to the arbitration:

(a)	The then-current Singapore International Arbitration Centre (“SIAC”) rules will apply;

(b)	The arbitration will in Singapore and administered by SIAC;

(c)	The appointing authority shall be the Chairman or Deputy Chairman of SIAC;

(d)	The number of arbitrators shall be one;

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(e)	The language to be used in the arbitral proceedings shall be English;

(f)
The award of the arbitrators will be final and binding on the Parties and will not be subject to appeal. An order confirming the award of a judgment upon the award may be entered in any Court having jurisdiction. Fees and expenses of the arbitrators will be borne by the Parties in proportions determined by the arbitrator.

18	Force Majeure

18.1	Non-Performance Due to Force Majeure
Non-performance by either XL or the Supplier of any of its obligations under this agreement must be excused during the time and to the extent that performance is prevented, wholly or in part, by a Force Majeure Event.

18.2	Conditions

(a)	The Party claiming the benefit of a Force Majeure Event (Force Majeure party) must:

(i)	promptly give notice to the other Party specifying the cause and extent of its inability to perform any of its obligations under this agreement and the likely duration of such non-performance;

(ii)	take all reasonable steps to remedy or mitigate the effects of the Force Majeure Event; and

(iii)	keep the other Party informed both at reasonable intervals and upon request by the other Party, of;

(A)	the likely duration of the Force Majeure Event;

(B)	the action proposed to be taken by the Force Majeure party in complying with its obligations under clause 18.2(a)(ii);

(C)	the cessation of the Force Majeure Event or the successful mitigation or minimisation of the effects of the Force Majeure Event; and

(D)	any other matter that other Party may reasonably request in connection with the Force Majeure Event.

(b)
The Parties will, within 10 days of the Force Majeure party’s notice under clause 18.2(a)(i), meet to discuss and outline measures or actions which each will take to alleviate or minimise the effect of the Force Majeure Event, such meetings to occur at appropriate regular intervals.

18.3	Abatement of Force Majeure

(a)	Performance of any obligation affected by a Force Majeure Event must be resumed as soon as reasonably possible after the termination or abatement of the Force Majeure Event.

(b)	If due to a Force Majeure Event, the Force Majeure party is unable to perform any of its obligations under this agreement for a continuous period of 30 days:

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(i)	XL may immediately terminate this agreement under clause 13.1(c); or

(ii)
the Parties may agree to negotiate and effect suitable amendments to this agreement, provided that if the Parties are unable to reach any such agreement within 5 Business Days from the expiration of the above 30 day period, XL may serve notice on the Supplier to immediately terminate this agreement.

(c)
Termination of this agreement under this clause does not prejudice the rights of XL or the Supplier against each other in respect of any matter or thing occurring under this agreement prior to the Force Majeure Event.

19	Liability limits

19.1	Supplier Liability

(a)
Subject to clause 19.3, the maximum aggregate liability of the Supplier for all Loss and Claims under or in connection with this agreement or its subject matter, regardless of whether such liability is based on breach of contract, tort (including negligence), equity, under statute, or otherwise, is limited to the higher of the amount paid and payable by XL under this agreement and US$ 5 million.

(b)
The limitation in clause 19.1(a) does not apply in relation to liability for Loss or Claims in respect of which the Supplier is, under this agreement, required to obtain insurance, provided that any liability of the Supplier to XL for such Loss or Claim will not exceed the higher of:

(i)	the limitation in clause 19.1(a); and

(ii)	the amount of insurance cover the Supplier is required to carry in respect of such liability.

19.2	XL Liability
Subject to clause 19.3, the maximum aggregate liability of XL for all Loss and Claims under or in connection with this agreement or its subject matter, regardless of whether such liability is based on breach of contract, tort (including negligence), equity, under statute, or otherwise, is limited to the amounts set out in clause 19.1(a).

19.3	Exceptions
Clauses 19.1 and 19.2 do not limit:

(a)	either Party’s liability in relation to Loss of tangible property, personal injury, sickness or death;

(b)	either Party’s liability for any wilful breach of this agreement;

(c)	either Party’s liability for Loss arising from any act or omission of fraud, dishonesty, misrepresentation or misleading and deceptive conduct by the Party; or

(d)	either Party’s liability:

(i)	for violation of the other Party’s intellectual property;

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(ii)	for violation of any Law or XL Regulatory Obligation;

(iii)	under any indemnity granted by it under this agreement; and/or

(iv)	for any breach of clauses 11 or 12.

19.4
Except for claims relating to the matters referred to under clause 19.3(d) (i), (ii), and (iv) neither Party shall be liable for consequential, incidental, special or punitive damages, or for loss of revenue or profit in connection with the performance or failure to perform this agreement, whether foreseeable or unforeseeable, even if such Party has been advised of the possibility of such damages.

20	Insurance

20.1	Required Policies

(a)
During the term of this agreement, and for a period of two years thereafter in the case of policies written on a “claims made” basis, the Supplier must maintain in force, with a reputable and financially sound insurance company, at least the following insurance policies (Required Policies):

(ii)	commercial general liability insurance in an amount of US $5 million per event; and

(iii)	professional indemnity insurance in an amount of US $5 million per claim.
If for any reason an insurer cancels, or fails or declines to renew, a Required Policy then the Supplier must, at its own cost, immediately purchase a replacement policy containing substantially the same terms as the Required Policy.

20.2	General insurance requirements

(a)	The commercial general liability insurance policy required under clause 20.1(a)(i) must:

(i)	be primary as to the Supplier’s (or its subcontractor’s) negligence (as the case may be), and non‑contributing with respect to any other insurance or self-insurance that XL may maintain;

(ii)	name XL as an additional named insured;

(iii)	require the insurer to notify XL in writing at least 45 days in advance of cancellation or deterioration to the policy; and

(iv)	include a waiver of all rights of subrogation against XL.

(b)
The Supplier must cause its insurers to issue to XL within 10 days of a request to do so, and on each policy renewal date, certificates of insurance evidencing that the coverage and policy endorsements required by this clause 20 are in effect.

20.3	Notice of potential claims
The Supplier must, as soon as practicable, notify XL in writing of the occurrence of any event that may give rise to a claim related to this agreement under any policy of

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insurance effected or maintained under this agreement period. The Supplier must keep XL informed of all subsequent action and developments concerning the claim.

20.4	Failure of Supplier to insure
If the Supplier fails to:

(a)	effect or to maintain any of the insurances set out in clauses 20.1;

(b)	have any subcontractor or assignee effect or maintain any insurances; or

(c)	provide evidence of insurance as required by clause 20.2(b), then XL may at the Supplier’s cost:

(i)	effect and maintain that insurance;

(ii)	pay the necessary premiums; and

(iii)	recover from the Supplier the amount so paid under clause (ii) or otherwise in accordance with this agreement, until the Supplier has complied with its obligations under this clause 20.

21	Compliance with Laws

21.1	The Supplier must:

(a)	comply with all Laws and XL Regulatory Obligations applicable to the performance of its obligations under this agreement; and

(b)	obtain and maintain any licences, authorisations, consents, approvals and permits required by applicable Laws and XL Regulatory Obligations to perform its obligations under this agreement.

The Supplier will be responsible for any fines and penalties arising from any noncompliance by the Supplier with any Law or XL Regulatory Obligation applicable to the performance of its obligations under this agreement except to the extent such noncompliance was caused by an act or omission of XL.

21.2
XL must comply with all Laws and XL Regulatory Obligations applicable to the performance of its obligations under this agreement. XL will be responsible for any fines and penalties arising from any noncompliance by XL with any Law relating to XL's use of the Deliverables or Development Work except to the extent such noncompliance was caused by an act or omission of the Supplier.

21.3	Changes in Law.
XL will use commercially reasonable efforts to notify the Supplier of any changes in Law about which it is aware that relate to the Supplier's supply of the Deliverables or performance of the Development Work or XL's use of the Deliverables or Development Work. If any change in Law prevents the Supplier from performing its obligations under this agreement, the Supplier will use commercially reasonable efforts to develop and implement a suitable workaround until such time as the Supplier can perform its obligations under this agreement without such workaround.

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22	Audit and records
The Parties agree to comply with the audit and records provisions set forth in clause 34 of the SSIA and the definition of “Auditor” set out in schedule 1 of the SSIA, which provisions are incorporated into this agreement by this reference. For the avoidance of doubt, reference to the “Supplier” in those provisions shall be deemed in connection with this agreement to be reference to Motricity, Inc.

23	Interfaces

(a)
The Supplier must provide to XL, without charge, full details of all interfaces in the Specifications and changes to the Deliverables for use by XL and its Third Party suppliers, sub-contractors and distributors (including any necessary licences to copy or use such interfaces) for the purpose of enabling XL’s or XL’s Third Party suppliers’, sub-contractors’ and distributors’ equipment, hardware, firmware or software to interface with the System.

(b)	The Supplier must provide, without charge, verification of such interfaces to XL’s Third Party suppliers, sub-contractors and distributors as may be requested by XL.

(c)	In relation to interfaces which are not open, the Supplier must use reasonable endeavours to ensure that it is permitted to share information with XL.

24	Co-operation with Third Parties

(a)	Subject to a mutually agreed non-disclosure agreement with the applicable Third Party, the Supplier must:

(i)	co-operate with any Third Parties retained by XL to provide it with goods or services and provide such Third Parties access to and use of the Deliverables and Development Work;

(ii)	comply with all other reasonable directions of XL with respect to such Third Parties;

(iii)	if required by XL, develop joint planning and collaboration with any such Third Party;

(iv)
provide any information regarding the Deliverables and Development Work, its constraints, protocols, interfaces, architecture and other operating parameters that any such Third Party would find reasonably necessary for the activities they must perform of the deliverable to be provided;

(v)	if required by XL, liaise with representatives of any such Third Party to ensure they perform the activities that XL has engaged them to do;

(vi)	identify and define the activities and deliverables required by any such Third Party and the timeframes within which the activities must be performed or the deliverable must be provided;

(vii)	notify XL of the activities any such Third Party retained by XL are required to perform and the deliverables they are required to provide in a timely manner;

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(viii)	escalate any issues with the performance of any such Third Party, when they become aware of any related circumstances; and

(ix)	provide any reasonable assistance to XL necessary to resolve any issues with any such Third Party escalated by XL.

(b)
The Supplier must not, and must ensure that its Personnel do not, interfere with or disrupt, delay or hinder XL, other contractors, subcontractors, consultants and other persons engaged by XL, or prevent them from carrying out their work or cause them to incur additional cost.

25	Personnel

25.1	Key Personnel

(a)	The Supplier must ensure that the Key Personnel are dedicated to the full extent necessary to enable the performance of its obligations under this agreement.

(b)	Upon becoming aware that any Key Personnel will not be available, the Supplier must:

(i)	notify XL immediately; and

(ii)	provide replacement Personnel reasonably acceptable to XL at no additional charge and at the earliest opportunity.

25.2	Removal of Personnel
XL may, at its absolute discretion, request the removal of any Personnel performing services at the Sites or other XL facilities. The Supplier must remove such Personnel and provide a replacement reasonably acceptable to XL, at no additional charge, and at the earliest opportunity.
The parties acknowledge that no Key Personnel are anticipated under this agreement and no Supplier personnel are expected to be at the Sites.

26	Indemnities

26.1	Supplier's indemnities

(a)	The Supplier indemnifies and holds each of the Indemnified Parties harmless on demand in respect of any Claim or Loss arising out of or suffered in connection with:

(i)	any breach of Law or XL Regulatory Obligation by the Supplier or its Personnel;

(ii)	any fraudulent act or omission of the Supplier or its Personnel, or any other person for whose acts or omissions the Supplier may be vicariously liable;

(iii)	any failure of the Supplier to comply with, or ensure that all Personnel (including subcontractors) engaged in respect of the

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supply of the Deliverables or Development Work comply with, all occupational health and safety and IT and data security legislation, regulations and codes of practice (including XL’s security, IT and data security and health and safety policies);

(iv)
any Claim for injury, death or damage to any real or personal property arising out of or in connection with the acts or omissions of the Supplier or its Personnel whilst carrying out their duties pursuant to this agreement;

(v)	any Claim by any Third Party arising out of a breach of this agreement by the Supplier;

(vi)	any Claim by any Third Party that:

(A)	the assignment or grant or exercise of any licence of any Intellectual Property Rights under this agreement; or

(B)	the supply or Use of the Deliverables; or

(C)	the supply, receipt or use of the Development Work,
infringes the Intellectual Property Rights, Moral Rights or any other rights of any person (IPR Claim); and

(vii)	any breach of any obligation of confidence or privacy by the Supplier or its Personnel.

(b)
The Supplier will have no liability to indemnify XL in respect of any IPR Claim to the extent such claim is caused by: (i) a modification to the Deliverables by a Person other than the Supplier Group or with its express approval; or (ii) use of the Deliverables or the Development Work in breach of this agreement.

26.2	Conduct of indemnified Claims

(a)	If a Claim to which clause 26.1 applies is made against XL, the following procedures apply:

(i)	XL must give the Supplier written notice of the Claim;

(ii)	XL must provide the Supplier with such assistance as it reasonably requests in conducting the defence of the Claim at the Supplier’s expense; and

(iii)	the Supplier may elect to have control of the defence of proceedings relating to the Claim and all negotiations for its settlement.

(b)
Failure by XL to comply with the indemnification procedures in this clause 26.2 does not relieve the Supplier of any obligation to indemnify XL under this agreement in respect of any Claim unless and then only to the extent such failure under clause 26.2(a)(i) materially prejudices the defence of the claim.

(c)	If the Supplier exercises its option under clause 26.2(a)(iii), the Supplier must:

(i)	conduct the defence of any proceedings relating to the Claim diligently using competent counsel and in such a way as not to bring the reputation of the XL Group into disrepute;

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(ii)	consult with XL and keep XL informed of all material matters;

(iii)	obtain XL’s prior written approval before any settlement is made in respect of the Claim; and

(iv)	comply at all times with any reasonable direction given by XL.

(d)	If the Supplier fails to exercise its option under clause 26.2(a)(iii), XL may defend the Claim at the Supplier’s expense in such manner as it may deem appropriate.

26.3	Further obligations regarding IPR Claims
If an IPR Claim is made and XL is prevented from using the Deliverables or receiving or using the Development Work, the Supplier must, at no cost to XL and without prejudice to the Supplier’s obligations under clause 26.2:

(a)
procure for XL the right to continue to Use the Deliverables or the Development Work or that part of the Deliverables or the Development Work (as the case may be) that is or are affected by the IPR Claim in accordance with the terms of this agreement; or

(b)
replace or modify the Deliverables or the Development Work or that part of the Deliverables or the Development Work (as the case may be) that is or are affected by the IPR Claim in a manner acceptable to XL and ensuring that:

(i)	there is no adverse effect on the functionality or performance of the Deliverables and/or the Development Work;

(ii)	the modified or replaced Deliverables and/or the Development Work (as the case may be) does not have an adverse effect on the XL systems or telecommunications networks; and

(iii)	the modified or replaced Deliverables and/or the Development Work (as the case may be) complies with the requirements of this agreement.

26.4	XL’s Indemnities

(a)	XL indemnifies and holds the Supplier and its Personnel harmless in respect of any Loss suffered in connection with:

(i)	any breach of Law or XL Regulatory Obligation arising out of any breach of this agreement by the XL;

(ii)	any fraudulent act or omission of the XL or its Personnel;

(iii)	any Claim by any Third Party that any XL Materials or XL Content infringes the Intellectual Property Rights, Moral Rights or any other rights of any person; and

(iv)	any breach of any obligation of confidence or privacy by XL.

26.5	Conduct of indemnified Claims

(a)	If a Claim to which clause 26.4 applies is made against the Supplier, the following procedures apply:

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(i)	the Supplier must give XL written notice of the Claim;

(ii)	the Supplier must provide XL with such assistance as it reasonably requests in conducting the defence of the Claim at XL’s expense; and

(iii)	XL may elect to have control of the defence of proceedings relating to the Claim and all negotiations for its settlement.

(b)
Failure by the Supplier to comply with the indemnification procedures in this clause 26.5 does not relieve XL of any obligation to indemnify the Supplier under this agreement in respect of any Claim unless and then only to the extent such failure materially prejudices the defence of the Claim.

(c)	If XL exercises its option under clause 26.5(a)(iii), XL must:

(i)	conduct the defence of any proceedings relating to the Claim diligently using competent counsel and in such a way as not to bring the reputation of the Supplier Group into disrepute;

(ii)	consult with the Supplier and keep the Supplier informed of all material matters;

(iii)	obtain the Supplier’s prior written approval before any settlement is made in respect of the Claim; and

(iv)	comply at all times with any reasonable direction given by the Supplier.

(d)	If XL fails to exercise its option under clause 26.5(a)(iii), the Supplier may defend the Claim at XL’s expense in such manner as it may deem appropriate.

27	General

(a)
Save in the case of a fraudulent misrepresentation, this agreement (and the documents referred to in it) and the SSIA and the Software Licence and Maintenance Agreement constitute the entire agreement and understanding of the Parties and supersede any previous agreement or understanding between the Parties relating to the same subject matter.

(b)
A waiver of a breach of any of these terms and conditions or of a default under this agreement does not constitute a waiver of any other breach or default and shall not affect any other terms and conditions.

(c)	The rights and remedies provided by this agreement are cumulative and (subject as otherwise provided in this agreement) are not exclusive of any rights or remedies provided by Law.

(d)
This agreement is severable in that if any provision is determined to be illegal or unenforceable by any court of competent jurisdiction such provision shall be deemed to have been deleted without affecting the remaining provisions of these terms and conditions and the Parties will negotiate in good faith to modify any such provision so that to the greatest extent possible they achieve the same effect as would have been achieved by the invalid or unenforceable provision.

(e)	The agreement is governed by the Laws of the place set out in item 5(a) of Schedule 2.

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(f)
Neither Party nor any of its officers, directors, employees, agents or other representatives has performed or will perform any of the following acts in connection with this agreement, or any services performed or compensation paid under this agreement, or any other transactions involving the business interests of the other Party: pay, offer or promise to pay, or authorize the payment of, any money, or give or promise to give, or authorize the giving of, any services or anything else of value, either directly or through a Third Party, to any official or employee of any governmental authority or instrumentality, or of a public international organization, or of any agency or subdivision thereof, or to any political party or official thereof or to any candidate for political office for the purpose of (i) influencing any act or decision of that person in his official capacity, including a decision to fail to perform his official functions with such governmental agency or instrumentality or such public international organization or such political party, (ii) inducing such person to use his influence with such governmental agency or instrumentality or such public international organization or such political party to affect or influence any act or decision thereof or (iii) securing any improper advantage.

(g)	This agreement may be varied only by a written instrument signed by hand and in ink by a duly authorised officer or other representative of each of the Parties.

(h)
Nothing in this agreement is intended to operate to create a partnership, joint venture or agency of any kind between the Parties, and (except to the extent the Supplier is expressly authorised under this agreement or in writing by XL) neither Party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way.

(i)
This agreement may be executed in any number of counterparts each of which when executed and delivered shall be an original and all the counterparts, together shall constitute one and the same instrument.

(j)
Except for the Indemnified Parties and the other rights expressed as being for the benefit of the XL Group in this agreement, a person who is not a Party has no rights to enforce, or to enjoy the benefit of, any provision of this agreement.

(k)
The Supplier shall take all necessary steps and co-operate fully with XL to ensure that XL obtains the full benefit of this agreement and shall execute such documents and take such other steps (or procure other necessary parties to take such steps) as are necessary or appropriate for vesting in XL all its rights and interests in this agreement and the full benefit of this agreement.

(l)
All expenses incurred by or on behalf of the Parties, including all fees of professional advisers employed by either of the Parties in connection with the negotiation, preparation and execution of this agreement, shall be borne solely by the Party which incurred them.

28	Contract Management

28.1	Each Party shall appoint, and maintain during the term of this agreement, a suitably qualified and experienced person as Contract Manager.

28.2	Each Contract Manager shall:

(a)	serve as the primary point of contact with the other Party;

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(b)	be responsible for:

(i)	co-ordinating and managing the performance of his or her appointing Party’s obligations; and

(ii)	monitoring the other Party’s performance under this agreement.

28.3	The Contract Managers shall meet by teleconference or videoconference unless otherwise agreed at least monthly to discuss the Deliverables and the Development Work, including:

(a)	compliance with the terms of this agreement; and

(b)	any issue of concern or interest to either Party.

28.4	The Supplier’s Contract Manager shall record the minutes of each monthly meeting and shall submit these to XL for its written approval within 48 hours of each meeting.

28.5
Without limiting any of the Supplier’s other obligations under this agreement, as part of the Development Work the Supplier shall utilise and implement such tools and procedures as are reasonably necessary to:

(a)	monitor, manage, measure and report on the performance of the Development Work in accordance with this agreement; and

(b)	detect, prevent, minimise and remedy any problems with, or disruption to, the Development Work.

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Schedule 1	Dictionary

1	Dictionary
In this agreement:
agreement means this agreement together with its schedules.
Business Day means a day on which banks are open for business in Jakarta, Indonesia, excluding a Saturday, Sunday or public holiday. Where this agreement requires Supplier to act within 10 Business Days, Supplier’s time period for acting shall be extended day for day for each day within the time period that is Saturday, Sunday or public holiday in the United States.
Change means a change (including addition or deletion) to the Development Work or the Deliverables, including to the Specifications.
Change Request or CR means a written notice from the Supplier to XL describing a proposed Change (including the originator, price and timetable of the Change and the reason for the Change), the likely impact, if any, of the Change on other aspects of this agreement and the period during which the CR may be accepted by XL (which must be reasonable), each to a level of detail that satisfies XL, acting reasonably.
Change In Control has the meaning given in the SSIA.
Claim means any claim, action, proceeding or investigation of any nature or kind and includes the allegation of a claim.
Commencement Date means the commencement date of the SSIA.
Contract Manager means each of the contract managers identified as such in Schedule 2, or their successors as may be agreed in writing between the Parties.
Control has the meaning given in the SSIA.
Deliverables means the XL Specific Software, the Maintenance Releases, Documentation and any other item, material, document or other deliverable created or developed by the Supplier under this agreement.
Delivery Address has the meaning given in the SSIA.
Development Work means the services to be performed by the Supplier under this agreement as detailed in Schedule 3 and the Specifications, including to customise, configure and modify the Standard Software to create the XL Specific Software, and Maintenance Releases and to create the Documentation for the XL Specific Software, together with any other activities or tasks reasonably incidental to or directly connected with the obligations of the Supplier under this agreement.
Disaster Recovery Procedures has the meaning given in clause 8(a).
Dispute means any dispute, difference or issue between the Parties concerning or arising out of or in connection with or relating to this agreement or the subject matter of this agreement or the breach, termination, validity, repudiation, rectification, frustration,

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operation or interpretation of this agreement and a reference to a Dispute, where the Dispute is partly resolved, refers to the unresolved part of the Dispute.
Documentation means the training manuals, user manuals, operating manuals and technical manuals and any other documentation set out in the Specifications and any other existing document which is necessary for the effective installation, operation, Use and maintenance of the XL Specific Software, whether in electronic form or otherwise.
Escrow Agreement has the meaning given in the LA.
Exit Plan has the meaning given in the SSIA.
Final Acceptance has the meaning given in the SSIA.
Final Acceptance Date has the meaning given in the SSIA.
Force Majeure Event means:

(a)
acts of god, war (whether declared or not) insurrections, or national emergency, sabotage, riot, natural disaster, failure of public infrastructure (such as power and telecommunications networks), or any governmental act or omission which could not have been avoided through the exercise of reasonable precautions or actions, but excluding:

(b)
a mechanical or electrical breakdown or failure of equipment, a lack of, or inability to use, money or available funds for any reason, strikes lockouts, industrial or labour disputes, work bans, blockades or picketing which does not affect the relevant industry or a substantial portion of it, failure of a sub-contractor or Third Party supplier to supply goods or services to the Supplier, a shortage of labour or materials.

Force Majeure party has the meaning given in clause 18.2(a).
Government Agency means any government or any government, semi-government, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, and includes the Direktorat Jenderal Pos dan Telekomunikasi.
Indemnified Parties means XL, any member of the XL Group and its and their Personnel.
Insolvency Event means:

(a)	a Party suspends payment of its debts generally, or is or becomes unable to pay its debts when they are due, or is or becomes unable to pay its debts;

(b)	a Party enters into, or resolves to enter into, any arrangement, composition or compromise with, or assignment for the benefit of, its creditors or any class of them;

(c)	a Party ceases, or threatens to cease, to carry on business;

(d)
a receiver, receiver and manager, administrator, trustee or similar official is appointed over any of a Party's assets or undertakings, an application or order is made for the winding up or dissolution of a Party, or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a Party,

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except for the purpose of an amalgamation or reconstruction which has the other Party's prior consent.
Intellectual Property Rights means any industrial and intellectual property rights throughout the world and for the duration of the rights including:

(a)
any patents, copyright including future copyright, registered or unregistered trade marks or service marks, trade names, brand names, registered or unregistered designs, commercial names, circuit layouts, database rights;

(b)	methods, trade secrets, know-how, computer software, confidential information and scientific, technical and product information;

(c)	the right to apply for any industrial and intellectual property rights; and

(d)	any other similar or analogous rights and any intellectual or industrial rights whether now existing or which come into existence in the future.
IPR Claim has the meaning given in clause 26.1(a)(vi).
Issued Property means all property provided to the Supplier by or on behalf of XL under or in connection with this agreement (but excludes for the avoidance of doubt any element of the System).
Key Personnel means each of the Personnel of the Supplier (if any) identified as “Key Personnel” or similar in Schedule 2, including the Supplier’s Contract Manager, and any other Personnel as may be agreed between the Parties in writing as “Key Personnel” or similar.
Law means any:

(a)	legislation, including regulations, determinations, by-laws, declarations, ministerial directions and other subordinate legislation;

(b)	common law;

(c)	Government Agency requirement or authorisation (including conditions in respect of any authorisation);

(d)	mandatory codes, standards and guidelines;

(e)	writ, order, injunction, or judgment; or

(f)	local government legislation, including regional plans, district plans, regulations, by-laws, declarations, ministerial directions and other subordinate legislation.
Loss means loss, damage, liability, charge, expense, outgoing or cost (including all legal and other professional costs on a full indemnity basis) of any nature or kind.
Maintenance Releases means a release of the XL Specific Software which has been produced or supplied by the Supplier or any of the Supplier Group to correct errors or faults, or improve the operation of the XL Specific Software by otherwise amending the XL Specific Software (or any part of it).
Moral Rights means:

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(a)	any rights described in Article 6bis of the Berne Convention for the Protection of Literary and Artistic Works 1886 (as amended or revised from time to time) being “droit moral”; and

(b)	any other similar rights arising under any other law in Singapore or anywhere else in the world at any time.
Notice of Dispute has the meaning given to it in clause 17.1(a).
Person or person includes any company, corporation, body corporate, politic, partnership, joint venture, association, board, group or other body (whether or not the body is incorporated).
Personnel means, in relation to a Party, that Party’s directors, officers, employees, agents, contractors, subcontractors, group companies and affiliates, and employees of its agents, contractors and subcontractors.
Price means the price for the supply of the Deliverables and the price of, or charges for, performance of the Development Work as set out and calculated in accordance with in Schedule 4.
Project Documents has the meaning given in the SSIA.
Project Plan has the meaning given in the SSIA.
Provisional Acceptance has the meaning given in the SSIA.
Provisional Acceptance Date has the meaning given in the SSIA.
Release has the meaning given in the SSIA.
Required Policies has the meaning given in clause 20.1(a), and Required Policy means any of them.
Requirements Specifications means XL’s requirements for the specifications of the Deliverables as set out in Schedule 3.
Services means any services which are provided under the SSIA and the LA.
Sites has the meaning given in the SSIA.
Software Licence and Maintenance Agreement or LA means the agreement of that name executed between XL and mCore International, Inc. on 18 May 2010.
Software has the meaning given in the SSIA, and includes for the avoidance of doubt the XL Specific Software and the software to be licensed to XL under the LA and the SSIA.
Source Code means:

(a)	computer programs expressed in a source language or form which can be interpreted or compiled and then executed by a computer as commands; and

(b)	all documentation and tools reasonably required to enable a person having commercially available computer programming skills to read, understand and modify such computer programs.

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Specifications means the specifications for the Development Work and Deliverables set out in Schedule 3 together with the Requirements Specifications and Documentation and other specifications for the Development Work and the Deliverables (if any) set out in the SSIA and the System Design as defined in the SSIA.
Standard Interface has the meaning given in the SSIA.
Standard Software has the meaning given in the SSIA.
Supplier Group means the Supplier, a company which Controls the Supplier and companies under the Control of the Supplier or the company which Controls the Supplier from time to time, currently Motricity Pte Ltd., Motricity, Inc., mCore International, Inc.
System has the meaning given in the SSIA.
System Supply, Integration and Managed Services Agreement or SSIA means the agreement of that name executed between XL and Motricity Pte Ltd. on 18 May 2010.
Third Party means any party other than XL or the Supplier.
Use has the meaning given in the SSIA.
User has the meaning given in the SSIA.
XL Data means all data and information relating to XL or any member of the XL Group, and its operations, facilities, customers, clients, personnel, assets and programs in whatever form that information may exist and whether transmitted, entered into, stored in, generated by or processed as part of the performance of this agreement.
XL Group means XL and companies under the Control of XL.
XL Materials has the meaning given in the SSIA.
XL Regulatory Obligation means:

(a)	all obligations imposed upon XL or any member of the XL Group pursuant to any applicable Law from time to time; and

(b)
all obligations required to be complied with under any licence held by XL or any member of the XL Group, including any licence, permit or authorisation conditions and any applicable regulations, determinations, codes, guidelines, standards and any other regulatory instrument applicable to licences.

XL Specific Software means that part of the Software which is to be created pursuant to this agreement, including any customisations, configurations or other modifications of any Standard Software as described in the Specifications.
XL Systems means the information systems, hardware and software in conjunction with which the System is required to operate, as listed in the SSIA and as the same may be modified by XL from time to time.
XL Third Party Content has the meaning given in the SSIA.
Warranties or Warranty means each of the warranties given by the Supplier to XL and described in clause 7 or elsewhere in this agreement.

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Warranty Period means the period(s) set out in item 2 of Schedule 2 commencing on the Final Acceptance Date of Release 1.
Warranty Services means:

(a)
such services as the Supplier may have to perform from time to time during the Warranty Period (if any) in order to ensure that the Deliverables and Development Work and each component of the Deliverables and Development Work complies with the Warranties and includes the rectification of any defects in the Deliverables and Development Work notified to the Supplier by XL, or of which the Supplier otherwise becomes aware; and

(b)	such technical advice, assistance and support as XL reasonably requests in relation to the use and operation of that Deliverables and Development Work and its components.

1.2	Interpretation
In this agreement, headings and bold type are for convenience only and do not affect the interpretation of this agreement and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)
a reference to a clause, Party, annexure, exhibit or schedule is (unless the context otherwise requires) a reference to a clause of, and a party, annexure, exhibit and schedule to, this agreement and a reference to this agreement includes any annexure, exhibit and schedule;

(e)
a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(f)	a reference to a document includes all amendments or supplements to, or replacements or novations of, that document;

(g)	a reference to a Party in a document includes that Party’s successors and permitted assigns;

(h)	no provision of this agreement may be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this agreement or that provision;

(i)	a covenant or agreement on the part of 2 or more persons binds them jointly and severally;

(j)	a reference to an agreement other than this agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

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(k)	a reference to an asset includes all property of any nature, including, but not limited to, a business, and all rights, revenues and benefits;

(l)
the words “include”, “includes”, “for example”, or “such as” are not used as, nor are they to be interpreted as, words of limitation, and, when introducing an example, do not limit the meaning of the words to which the example relates to that example or examples of a similar kind references to any clause, paragraph or schedule shall be a reference to a clause or paragraph of, or a schedule to, this agreement; and

(m)	a reference to monetary amounts (including to prices, amounts to be invoiced and payment to be made) are to US dollars unless otherwise stated.

1.3	Warranties separate
Each representation and Warranty contemplated by this agreement is to be construed independently of the others and is not limited by reference to any other representation or Warranty.

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Schedule 2	Agreement details

1	Introduction
This Schedule 2 sets out the miscellaneous details relevant to the agreement and the Deliverables and Development Work.

2	Table of details

No.	Item	Details
1	Key Personnel (clause 25.1)	None
2	Warranty Period (clause 7.2)	***
3	Details for service of notices to XL: (clause 15(a))	Contact Person: Head of Procurement PT XL Axiata Tbk. grha XL Jl. Mega Kuningan Lot. E4-7 No. 1 Kawasan Mega Kuningan Jakarta 12950 – Indonesia Fax: +62 21 579 59188
***This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the SEC.

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4	Details for service of notices to the Supplier: (clause 15(a))
Contact Person:
Motricity, Inc.
Attn: General Counsel
601 108th Ave. NE
Suite 800
Bellevue, WA 98004
USA
425-957-6201
Fax: +1 425-957-6201

With copy to:
Tom Cheong
Motricity Pte, Ltd.,
Millenia Tower, 3 Temasek Avenue, Unit #27-01,
Singapore, Singapore 039190
Fax: +65-6549.7543

5	Governing law of the agreement and Courts with jurisdiction (clause 27(e))	(a) Singapore (b) Singapore
6	Subcontractors (clause 14.1)	Aditi Technologies Pvt. Ltd. Perusahaan Perseroan (Persero) Pt Industri Telekomunikasi Indonesia, (“INTI”)
7	Contract Managers Supplier XL	Contract Managers will be determined prior to the Kick Off Meeting

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Schedule 3	Requirements Specification – Development Work and Deliverables
See SSIA Schedule 3 and Project Plan

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Schedule 4	Pricing

1	Introduction
This Schedule 4 sets out:

(a)	the Price for the Deliverables and Development Work supplied by the Supplier;

(b)	the timing and mechanism for payment; and

(c)	the information to be contained in an invoice.

2	Pricing
Fee for Development Work and supply of the Deliverables: ***
In accordance with clause 5.1, XL will have no liability to the Supplier for any fees, charges, costs or other expenses other than those expressly set out in this Schedule unless otherwise agreed between the Parties.

3	Conditions of payment

*** *** ***	*** *** ***

4	Invoices and Payment

4.1	Invoices relating to the Deliverables and Development Work

(a)	The Supplier is entitled to claim for payment for the Deliverables and Development Work upon satisfaction of the conditions for payment set out in paragraph 3 of this Schedule 4.

(b)	Any payment claim lodged by the Supplier must contain the following details:
Invoice must be submitted in 2 (two) sets to Finance department of XL (including copy SPT PPN), at Grha XL, Lobby Floor, Jl. Mega Kuningan Lot E4-7 No. 1, Kawasan mega Kuningan, Jakarta, or such other place as XL may designate, which consist of:
*** This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the SEC.

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1.	Set 1:

a.	Invoice original (invoice submission date < 7 days from the date of Invoice);

b.	Copy of Faktur Pajak;

c.	SES/ GR Slip (approved by PIC from XL and date received by the Supplier);

d.	Other requirements as stated in clause 5 of this agreement.

2.	Set 2:

a.	Faktur Pajak Original ( fill in completely and in accordance to the existing tax regulations);

b.	Invoice Copy;

(Supplier must submit copy of monthly reporting of SPT PPN for the last 3 (three) months and prior months if not yet submitted in full)

For Invoice submission date as follows:

Submission of Invoice :	Submission of Copy of Monthly PPN Return :
January / February / March	September to November PPN Return
April / May / June	December s/d February PPN Return
July / August / September	March s/d May PPN Return
October / November / December	June s/d August PPN Return

Copy SPT PPN should include:

1.	Summary page (halaman induk);

2.	Attachment 1107 A (only pages that stated Faktur Pajak issued to XL);

3.	Attachment 1107 A (last page only, which stated the total amount).

4.	Tax Payment Slip (SSP) if available;

5.	Receipt from Tax Office for Lodgement of SPT PPN.

(c)	Where an invoice provided to XL does not comply with any of the requirements set out in this paragraph 4 then XL:

(i)	will notify the Supplier of any invoice rejection within 10 Business Days from the date on which XL receives the invoice from XL; and

(ii)	will not be required to pay any amount claimed under that invoice, until such time as the invoice is corrected by the Supplier.

(d)	Upon receipt of a valid payment claim in relation to the Deliverables and/or Development Work, XL will pay the invoice within 30 days of receipt of the invoice by XL’s finance department.

4.2	Delivery of invoices
The Supplier must deliver claims for payment to the address of XL account payable department or as specified by XL. Any claim for payment not delivered to such address will be deemed to be not received by XL.

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4.3	Mode of payment

(a)
Payments will be effected by electronic transfer to the Supplier’s account as notified to XL in writing and as may be amended from time to time by the Supplier (but not more than once per year unless otherwise agreed in writing with XL) on not less than 14 days’ prior notice to XL.

(b)	Payment will be deemed to have been effected at the time the Supplier receives payment in cleared funds.

4.4	Currency of Payment
All sums payable under this agreement will be stated and payable in United States Dollars unless otherwise agreed.

5	Taxes
There will be no withholding from United States-based services unless required by the Indonesian taxing authority.

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Execution Page
Each of the undersigned hereby undertakes that it has read this agreement and understands its English contents, that this agreement has been entered into freely and without duress and that independent legal advice has been given.
Executed as an agreement.

Signed by Nicanor V. Santiago, III as authorised signatory for PT XL Axiata Tbk. in the presence of: /s/ Willem Lucas Timmermans	/s/ Nicanor V. Santiago, III
Signature of witness Willem Lucas Timmermans	Signature of Nicanor V. Santiago, III Position: Director of Consumer Marketing Date: May 18, 2010
Name of witness (print)

Signed by Ryan K. Wuerch as authorised signatory for Motricity, Inc. in the presence of: /s/ Gary Swearingen	/s/ Ryan K. Wuerch
Signature of witness Gary Swearingen	Signature of Ryan K. Wuerch Position: Chairman and Chief Executive Officer Date: May 18, 2010
Name of witness (print)

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